Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-221295) of Alliance MMA, Inc. of our report dated April 16, 2018, relating to the consolidated financial statements which appears in this Form 10-K of Alliance MMA, Inc. for the year ended December 31, 2017.

/s/ Friedman LLP

East Hanover, New Jersey

April 16, 2018